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                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 29, 2000




                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
 of incorporation)           File Number)   Identification No.)




         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400


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Item 5.   Other Events
-------   ------------

     On March 7, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced that it had received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The Rosemore proposal is subject to, among other conditions, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals. Rosemore's proposal was subsequently extended to expire at 5 p.m. (Maryland time) on April 17, 2000, or when rejected.

     On March 10, 2000, Crown Central Petroleum Corporation announced that it had received a competing proposal from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by
Crown's shareholders other than Apex for a price of $9.20 per share.   The
Apex proposal is subject to approval by the board of directors and shareholders of Crown, to the receipt of necessary governmental approvals, and to Apex Oil Company's ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in Crown's public filings. The Apex proposal was subsequently extended to expire at 5 p.m. (Missouri time) on April 17, 2000, or when rejected.

     On March 29, 2000, Rosemore advised Crown that it was increasing its proposal to $9.35 per share, and that its proposal will expire at 5 p.m. (Maryland time) on March 31, 2000, or when rejected.

     Also on March 29, 2000, Apex advised Crown that Apex's proposal of $9.20 per share in cash is conditioned on the completion of due diligence and on the finalization of replacement financing for Crown's $125 million of senior bonds, and that it was advancing two other proposals. Apex is continuing to advance a stock for stock proposal that it made in November 1999, which it asserts would value the existing Crown shares at $10 per share, and has also proposed as an alternative that it purchase between
3.5 and 4.5 million Class A shares of common stock from Crown in a private placement at a price of $9.50 per share. Both of these additional proposals are stated to include a shortfall distribution if the stock of the merged company or Crown fails to reach certain trading ranges, and both are conditioned on the finalization of replacement financing for Crown's $125 million of senior bonds. The stock for stock merger proposal is also conditioned on the completion of due diligence.

     Crown's board committee of its independent directors is continuing to consider the proposals of both Rosemore and Apex Oil.



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ITEM 7(C)     EXHIBITS

Exhibit No.   Description
-----------   -----------

   99.1       Proposal letter dated March 29, 2000 received from
              Rosemore, Inc.

   99.2       Letter dated March 29, 2000 from Apex Oil
              Company, Inc. regarding certain conditions to proposal set forth in letter of March 9, 2000 and advancing stock for stock and private placement proposals.

   99.3       Press Release dated March 30, 2000.

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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated:   March 30, 2000


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                     EXHIBIT INDEX
                     -------------


Exhibit No.     Description
-----------     ----------

   99.1       Proposal letter dated March 29, 2000 received from
              Rosemore, Inc.

   99.2       Letter dated March 29, 2000 from Apex Oil
              Company, Inc. regarding certain conditions to proposal set forth in letter of March 9, 2000 and advancing stock for stock and private placement proposals.

   99.3       Press Release dated March 30, 2000.